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                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE



Contact:   Dennis A. Bakal, Chairman/CEO           (770) 907-3360
           Linda Decker, Investor Relations        (908) 788-9660

     Atlanta, Georgia (September 16, 1997) -- Professional Transportation Group Ltd., Inc. ("PTG") (Nasdaq-Small-Cap: TRUC, TRUCW) announced today that through a wholly-owned subsidiary it has entered into a Marketing Agreement (the "Agreement") with Carpet Transport, Inc., Blue Mack Transport, Inc., Chase Brokerage, Inc. and CTI Properties, Inc. (collectively, "CTI") and Continental American Transportation, Inc. ("CAT") (OTC Bulletin Board: COAW) under which PTG will employ all of CTI's employees, sublease from CTI all of its leased and owned rolling stock used in CTI's business, and lease or sublease from CTI all of its terminal facilities.

     While specific terms of the agreement were not disclosed, the Agreement modifies the letter agreement entered into on September 10, 1997 between the parties to extend the period of time under which PTG has the exclusive option to purchase the assets of CTI to nine months from the date of the Agreement.

     Dennis A. Bakal, Professional Transportation Group Ltd., Inc's. Chairman and Chief Executive Officer, stated "By entering into this marketing arrangement, we will be able to immediately expand our fleet of both drivers and equipment, thereby permitting us to not only conduct the business formerly operated by CTI but to expand our existing business within the air freight industry."

     Headquartered in Atlanta, Georgia, Professional Transportation Group Ltd., Inc. is a transportation company which provides ground transportation and logistics services for the air freight industry throughout the continental United States through its subsidiaries, Timely Transportation, Inc. and Truck-Net, Inc.

     Certain of the matters discussed in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are
(i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variations in quarterly results, (iii) impact of competitors, (iv) the management of the Company's growth and expansion, (v) dependence on key personnel, and (vi) the other risks and uncertainties detailed from time to time in the Company's periodic reports filed with the Securities Exchange Commission and in the Company's registration statement on Form SB-2, as amended, filed with the Securities and Exchange Commission on April 4, 1997.